Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-79417

PROSPECTUS

                         THE BEAR STEARNS COMPANIES INC.

                        1,091,697 SHARES OF COMMON STOCK


    Certain of the Company's former employees, all of whom are named in this Prospectus, are selling for their own accounts up to 1,091,697 shares of its Common Stock that they acquired pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors. The Company will not receive any of the proceeds from such sales.

    The Selling Stockholders propose to sell the shares from time to time in transactions occurring either on or off the New York Stock Exchange at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

    The Selling Stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

    Bear,   Stearns  &  Co.  Inc.  and/or  Bear,   Stearns  Securities  Corp.,
subsidiaries of The Bear Stearns Companies Inc., may act as a broker on behalf of one or more of the Selling Stockholders.

    The Common Stock is traded on the New York Stock Exchange under the symbol "BSC". On June 25, 1999, the closing price of the Common Stock on the Exchange was $41.25 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                                  June 30, 1999

    YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
                               ----------------

                                TABLE OF CONTENTS
                                                                            Page

Where You Can Find More Information..........................................2
Certain Definitions..........................................................3
The Company..................................................................4
Selling Stockholders.........................................................6
Plan of Distribution........................................................11
Experts.....................................................................11
Validity of the Common Stock................................................11


                    WHERE YOU CAN FIND MORE INFORMATION

    We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document the Company files at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

    The SEC allows the Company to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

    The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

    (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1998;

   (ii) the Quarterly Reports on Form 10-Q for the quarters ended September 25, 1998, December 31, 1998 and March 26, 1999, and the Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1998;

  (iii) the Current Reports on Form 8-K dated July 21, 1998, August 26, 1998, October 14, 1998, October 30, 1998, December 9, 1998, December 16, 1998,
        December 21, 1998, January 19, 1999, January 20, 1999, February 23, 1999, April 12, 1999, April 14, 1999 and June 28, 1999; and

   (iv) the description of the Common Stock, which is registered under Section 12 of the Exchange Act, set forth under the caption "Description of Capital Stock" contained in the Company's Registration Statement on Form 10, dated September 19, 1985.

    The Company will provide to you without charge a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request copies by writing or telephoning the Company at the Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                               CERTAIN DEFINITIONS

    Unless otherwise stated in this Prospectus:

    o the "Company," "we" and "us" refer to The Bear Stearns Companies Inc. and its subsidiaries;

    o   "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

    o   "BSSC" refers to Bear, Stearns Securities Corp.;

    o   "BSIL" refers to Bear, Stearns International Limited; and

    Bear  Stearns,  BSSC  and  BSIL   are  subsidiaries  of   The  Bear  Stearns
    Companies Inc.

    o "Common Stock" refers to the Common Stock, par value $1.00 per share, of The Bear Stearns Companies Inc.

    o   "NASD" refers to the National Association of Securities Dealers, Inc.

    o   "NYSE" refers to the New York Stock Exchange.

                                   THE COMPANY

    The Bear Stearns Companies Inc. is a holding company that, through its principal subsidiaries, Bear Stearns, BSSC and BSIL, is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments and institutional and individual investors worldwide. The Company's business includes:

    o   market-making  and  trading  in  corporate,  United  States  government,
        government-agency,    mortgage-related,   asset-backed   and   municipal
        securities;

    o   trading in  corporate  equity and  debt  securities,  options   futures,
        foreign  currencies, interest-rate  swaps and other derivative products;

    o   securities and commodities arbitrage;

    o   securities, options and commodities brokerage;

    o   underwriting and distributing securities;

    o   providing securities clearance services;

    o   financing customer activities;

    o   securities lending;

    o   arranging for the private placement of securities;

    o   assisting   clients  in  mergers,   acquisitions,   restructurings   and
        leveraged transactions;

    o   providing other financial advisory services;

    o   making principal investments in leveraged  acquisitions;

    o   acting as  specialist  on the  floor of the NYSE;

    o providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and

    o   financial market and securities research.

    The Company's business is conducted (a) from its principal offices in New York City; (b) from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; (c) from representative offices in Beijing, Hong Kong and Shanghai; (d) from a branch office in Lugano; (e) through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Sao Paulo, Singapore and Tokyo; and (f) through joint ventures with other firms in Belgium, Madrid and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the SEC. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the NASD and the National Futures Association. Bear
Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York. BSIL is a securities broker dealer based in London. BSIL is regulated by the Securities and Futures Authority in the United Kingdom and is a member of the London International Financial Futures Exchange, the London Securities & Derivatives Exchange, the International Petroleum Exchange and the London Commodity Exchange.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; the telephone number of the Company is (212) 272-2000. The Company's Internet address is http://www.bearstearns.com.

                              SELLING STOCKHOLDERS

    This Prospectus relates to shares of Common Stock that have been acquired by
the  Selling   Stockholders  named  below  pursuant  to  the  Company's  Capital
Accumulation Plan for Senior Managing Directors.

    The Selling Stockholders are former employees of the Company and were Senior Managing Directors of Bear Stearns, except as noted. The following table sets forth:

    o the name, address and principal position or positions over the past three years with the Company of each Selling Stockholder (other than such Selling Stockholder's prior position as a Senior Managing Director of Bear Stearns);

    o the  number  of  shares  of  Common  Stock  each   Selling   Stockholder
      beneficially owned as of June 3, 1999;

    o the number of shares of Common Stock acquired by each Selling Stockholder pursuant to the Plan and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this Prospectus; and

    o the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all Shares acquired by such Selling Stockholder pursuant to the Plan and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement.

    This table reflects all Selling Stockholders who are eligible to resell and the number of shares of Common Stock available to be resold by such Selling Stockholders.

   Selling Stockholders,
   Addresses of Selling         Shares
  Stockholders and Prior     Beneficially      Shares        Shares Beneficially
 Principal Positions with       Owned        Covered by            Owned
        the Company           (1)(2)(3)    this Prospectus   After This Offering
-------------------------    ------------  ---------------   -------------------
                                                              Number     Percent
                                                              ------     -------

Andre Backar                   17,768          6,849         10,919        *
The Sherry Netherlands
781 Fifth Ave., Ste.
1205
New York, NY  10022

Dennis Baum                    13,374          4,449          8,925        *
128 Baldwin Road
Mt. Kisco, NY  10549

Jeffrey Cianci                  9,958          9,255           703         *
33 Normandy Lane
Riverside, CT  06878

Stephen M. Cunningham          54,089         48,279          5,810        *
24 Greenbriar Lane
Greenwich, CT  06831

Peter Delaney                  15,361         15,361            0          0%
1371 Cooper Road
Scotch Plains, NJ
07076

Lawrence Doyle                 34,174         34,174            0          0%
128 Byram Shore Road
Greenwich, CT  06830

Michael Ehrlich                11,653         11,653            0          0%
38 Cornwell's Beach
Road
Sands Point, NY  11050

Neil T. Eigen                  10,385         10,121           264         *
143 N. Passaic Avenue
Chatham, NJ  07928

Howel T. Evans (4)             32,529         29,257          3,272        *
330 Nagog Hill Road
Acton, MA  01720

Kevin J. Finnerty             156,149        155,898           251         *
15 Middle Drive
Plandome, NY  11030

Peter B. Fox (4)                2,983            831          2,152        *
1118 West Armory Street
Champaign, IL  61821

Richard N. Greenfield          24,794         24,794            0          0%
62 Parker Street
Norwell, MA  02061

Sharon Held (5)                 4,611          4,611            0          0%
563 Park Avenue, Apt.
6E
New York, NY  10021

   Selling Stockholders,
   Addresses of Selling         Shares
  Stockholders and Prior     Beneficially      Shares        Shares Beneficially
 Principal Positions with       Owned        Covered by            Owned
        the Company           (1)(2)(3)    this Prospectus   After This Offering
-------------------------    ------------  ---------------   -------------------
                                                              Number     Percent
                                                              ------     -------
Michael Hellenbrand            16,919         16,919            0          0%
424 West End Avenue,
Apt. 17B
New York, NY  10024

John A. Hirsch                  4,379            571          3,808        *
414 Round Hill Road
Greenwich, CT  06831

Douglas Lake                   26,133         26,133            0          0%
29 Sturgis Road
Bronxville, NY 10708

Curtis S. Lane (6)            102,801         94,499          8,302        *
135 Central Park West,
Apt. 3S
New York, NY  10023

David M. Malcolm                2,364          2,364            0          0%
129 Katonah's Wood Road
Katonah, NY 10536

James A. Martello              30,474         30,474            0          0%
26 Bromley Road
Montville, NJ  07045

James D. Marver                21,036          2,434         18,602        *
c/o VantagePoint
Venture Partners
1001 Bayhill Drive,
Suite 100
San Bruno, CA  94066

William Montgoris (7)         327,699        280,033         47,666        *
286 Gregory Road
Franklin Lakes, NJ
07417

Brian Murray                   19,972          9,159         10,813        *
485 Clinton Avenue
Wyckoff, NJ  07481

Salvatore Naro                 24,094         24,094            0          0%
244 Piping Rock Road
Locust Valley, NY
11560

John F. Otto, Jr.              21,355         21,260           95          *
375 Round Hill Road
Greenwich, CT  06831

R. Blaine Roberts              18,654            155         18,499        *
7100 Armat Drive
Bethesda, MD  20817

Peter H. Rothschild            40,391         40,344           47          *
50 East 89th Street,
Apt. 20D
New York, NY  10128

   Selling Stockholders,
   Addresses of Selling         Shares
  Stockholders and Prior     Beneficially      Shares        Shares Beneficially
 Principal Positions with       Owned        Covered by            Owned
        the Company           (1)(2)(3)    this Prospectus   After This Offering
-------------------------    ------------  ---------------   -------------------
                                                              Number     Percent
                                                              ------     -------
Milton B. Rubin                89,680          8,789         80,891        *
98 Hill Drive
Oyster Bay, NY  11771

Arif Sarfraz                    4,549          4,549            0          0%
2 Chesterfield Hill
London, England W1X 7RP

Curtis Schade                 122,404        121,278          1,126        *
74 Douglas Road
Glen Ridge, NJ  07028

Gregory Smith                  33,462         32,876           586         *
1120 Park Avenue, Apt.
18B
New York, NY  10128

Nulsen B. Smith (8)            15,974         15,974            0          0%
41 Middlesex Road
Chestnut Hill, MA
02467

Gregory A. Stoupnitzky            602            602            0          0%
35 Seville Avenue
Rye, NY  10580

Curtis Welling                  4,970          3,658          1,312        *
239 Millstone Road
Wilton, CT  06897
------------
*Less than one (1%) percent.

(1) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.

(2) Includes shares of Common Stock owned by the Selling Stockholders through The Bear Stearns Companies Inc. Employee Stock Ownership Plan (the "ESOP"). Shares owned by the ESOP that are allocated to former employees' accounts are voted on a "pass through" basis by the former employees to whose accounts such shares are allocated. Shares not allocated to accounts and allocated shares for which voting directions have not been received are voted by the trustee of the ESOP in proportion to the manner in which allocated shares are directed to be voted by participants in the ESOP.

(3) Does not include an aggregate of 763,125 shares underlying units credited under the Plan to the indicated individuals because such individuals neither have the present ability to direct the vote nor the ability to dispose of such shares and will not have such rights within 60 days.

(4) Mr. Howel T. Evans and Mr. Peter B. Fox are Managing Directors Emeritus.

(5) Mrs. Sharon Held is the designated beneficiary of, and the beneficial owner of the shares credited under the Plan to, James Held, a former employee of the Company and Senior Managing Director of Bear Stearns.

(6) Mr. Curtis Lane also has a short position of 5,000 shares of Common Stock.

(7) Mr. William Montgoris is a current employee of the Company. He is retiring on June 30, 1999.

(8)  Mr. Nulsen B. Smith also has a short  position of 2,000 shares of Common
     Stock.

                              PLAN OF DISTRIBUTION

    Shares covered by this Prospectus will be sold by the Selling Stockholders as principals for their own account. The Company will not receive any proceeds from sales of any shares by Selling Stockholders.

    The Selling Stockholders or their pledgees, donees, transferees or other successors in interest (including Bear Stearns to the extent that shares may be sold from a margin account) may sell shares pursuant to this Prospectus from time to time (a) in transactions (including one or more block transactions) on the NYSE; (b) in the public market off the NYSE; (c) in privately negotiated transactions, or (d) in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.

    The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

    Bear Stearns and/or BSSC may act as a broker on behalf of one or more of the Selling Stockholders in connection with sales under this Prospectus and may receive customary commissions in connection therewith. Bear Stearns and BSSC are member firms of the NASD and their activities in connection with the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

    In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers.

                                     EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          VALIDITY OF THE COMMON STOCK

    The validity of the Common Stock will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.